EXHIBIT 21
                            Subsidiaries of SJW Corp.

San Jose Water Company, incorporated in the State of California, doing business as San Jose Water Company.

SJW Land Company, incorporated in the State of California, doing business as SJW Land Company.

Crystal Choice Water Service LLC, is operated as a non-regulated affiliate of SJW Corp. with 75% ownership by SJW Corp. and 25% by Kinetico, Incorporated of Newbury, Ohio, doing business as Crystal Choice Water Service LLC.


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